Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 23, 2011 (except Note 25, dated March 9, 2012), relating to the consolidated financial statements of M/A-COM Technology Solutions Holdings, Inc. (the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the common control business combination of M/A-COM Technology Solutions Holdings, Inc. and Mimix Holdings, Inc.) appearing in the Prospectus dated March 14, 2012 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-175934.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 19, 2012